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                                                                 Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the registration statement on Form S-3 of our report, dated February 13, 1996, except for information as to earnings per share, distributions per share and average shares outstanding, for which the date is March 3, 1997, on our audit of the consolidated financial statements of Westfield America, Inc., formerly known as CenterMark Properties, Inc., as of and for the year ended December 31, 1995, which report is included in the Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."

Coopers & Lybrand L.L.P.
Los Angeles, California
June 1, 1998